Exhibit 23.4

March 6, 2026

Boards of Directors

Columbia Bank MHC

Columbia Financial, Inc.

Columbia Bank

19-01 Route 208 North

Fair Lawn, New Jersey 07410

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion of a Mutual Holding Company to Stock Form on Form FR MM-AC, and any amendments thereto, to be filed with the Federal Reserve Board, in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission, and in the Registration Statement on Form S-4, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus and proxy statement/prospectus of Columbian Financial, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus and proxy statement/prospectus.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com